Exhibit 1

Group Agreement

THIS AGREEMENT, dated as of February 1, 2022 (the "Effective Date"), is by and between Harbert Discovery Fund, LP ("Harbert") and 325 Capital LLC ("325 Capital") (each, a "Party" and, collectively, the "Parties").

WHEREAS, the Parties, on behalf of themselves, their respective controlled affiliates, and any investment funds, managed accounts or other investment vehicles managed or advised by the Parties or their respective controlled affiliates (such controlled affiliates and vehicles are referred to as each Party's "Covered Entities"), desire to coordinate or provide notice of certain efforts with respect to TransAct Technologies Incorporated (the "Company"), and its shares of common stock, par value $0.01 per share (the "Common Stock"), or other interests in respect of such shares (including any securities or instruments exchangeable for or convertible into equity or debt securities of the Company, options to purchase or sell equity or debt securities of the Company, and swaps, synthetics and other derivative securities or instruments, the value of which is related to equity or debt securities of the Company) (collectively, "Company Securities"). All references in this Agreement to "Party" shall be deemed to include such Party's Covered Entities, and, in the case of "Parties", shall be deemed to include each Party's Covered Entities. Likewise, all references in this Agreement to (i) Harbert shall be deemed to include Harbert's Covered Entities and (ii) 325 Capital shall be deemed to include 325 Capital's Covered Entities.

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this agreement, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

1.                  Representations. Harbert represents to 325 Capital that, as of the date hereof, Harbert is the beneficial owner of 640,168 shares of Common Stock and, except for such shares of Common Stock, Harbert and its Covered Entities do not beneficially own nor are party to any other Company Securities. 325 Capital represents to Harbert that, as of the date hereof, 325 Capital is the beneficial owner of 1,011,789 shares of Common Stock and, except for such shares of Common Stock, 325 Capital and its Covered Entities are do not beneficially own nor are party to any other Company Securities.

2.                  Securities Transactions. (a) From and after the Effective Date and subject to the further terms hereof, each Party agrees to as promptly as practicable, but in any event no later than within 24 hours, inform the other Party upon effecting any purchase of Company Securities. (b) During the term of this Agreement, neither Harbert nor 325 Capital shall, directly or indirectly, including, without limitation, through any of their respective Covered Entities sell, pledge or otherwise dispose of more than 1.0% of the outstanding Common Stock without the consent of the other Party (except that no such prior consultation is required in connection with pledging as it relates to customary margin, loan arrangements or similar requirements) with such other Party’s consent not to be unreasonably withheld, delayed or conditioned.

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3.                  Coordinated Activities. The following matters shall require the mutual agreement of the Parties (which agreement shall not be unreasonably withheld, delayed or conditioned by either of the parties): (i) the selection and nomination of one or more individuals to serve as directors of the Company; (ii) the making, revising or withdrawing of any proposals to the Company regarding the conduct of its business, corporate governance matters, corporate transactions or otherwise; (iii) seeking to control, advise, change or influence the management, directors, governing instruments, shareholders, policies or affairs of the Company; (iv) the conduct of any proxy contest, consent solicitation or similar actions involving the Company, including, without limitation, the engagement of any advisors with respect thereto (other than legal advisors); (v) the manner, form, content and timing of any communications with the Company; (vi) the manner, form, content and timing of any public disclosures, public statements or other communications relating to the Company, the Company Securities, this agreement or the activities contemplated by this agreement (except that, if such disclosure, statement or communication is required by law, regulation or fund documentation applicable to a Party, such Party may make such required disclosure, statement or other communication without the agreement of the other Party, provided that such Party has provided prior notice thereof to the other Party); (vii) the admission of any additional members to any group (within the meaning of Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) with respect to the Company Securities and including the Parties, whether formed by this agreement or otherwise; (viii) entering into any agreement, arrangement or understanding with any third party in connection with the holding, voting or disposition of Company Securities, (ix) entering into any settlement or cooperation agreement with the Company and (x) incurring any expenses above $500,000 in connection with the activities delineated herein (collectively, the “Coordinated Activities”). Notwithstanding the foregoing, no Party shall share with the other Party any material nonpublic information in its possession concerning the Company that could reasonably be expected to restrict a Party’s ability to trade Company Securities, without the express prior written consent of the other Party.

4.                  Expenses. Each Party shall pay half of all expenses incurred in connection with the Coordinated Activities delineated in Section 3 of this Agreement, including legal expenses, proxy solicitation fees, public relations fees and fees paid to other advisors, consultants, executive search firms and board of director nominees, except that each Party shall be responsible for its own expenses for any regulatory filings (including without limitation any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") or with the Securities and Exchange Commission (the "SEC") required by Section 13 or Section 16 of the Exchange Act) reporting ownership of Securities. Each Party will promptly upon request reimburse the other Party for its respective portion of any such shared expenses paid or advanced by the other with reasonable documentation evidencing its expenses. Notwithstanding the foregoing sentence, a Party will not be entitled to contribution for any expense or liability arising out of such Party's or its affiliates' fraud, willful misconduct, gross negligence, or activities or actions prior to the date hereof or any liability or expense relating specifically to such Party, except as otherwise explicitly set forth herein. For the avoidance of doubt, each Party agrees that the expenses incurred in connection with preparing this Agreement, identifying and selecting nominee candidates, including payment to any executive search firm, and preparing documentation relating to the nomination of director candidates, shall be deemed expenses covered under this Agreement by each Party. Any reimbursement from the Company regarding the expenses paid by each Party under this Agreement, shall be allocated to each Party in proportion to the expenses paid pursuant to this Section 4.

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5.                  Regulatory Reporting. Each Party shall be responsible for its own regulatory filings, including any filing pursuant to Section 13(d) or Section 16 of the Exchange Act or any filing pursuant to the HSR Act (other than joint filings and filings under Section 14 of the Exchange Act as set forth below), subject to reasonable prior review by and consultation with the other Party. If any such schedule or report may be filed jointly by the Parties and/or their respective affiliates, the Parties will mutually determine whether a joint filing shall be made. Harbert will prepare and timely file all such joint filings as well as any filings required by Section 14 of the Exchange Act; provided that the content thereof relating to 325 Capital or any of its affiliates shall be reasonably satisfactory to 325 Capital, which will be given the opportunity to review and comment on each such filing a reasonable period of time before such filing is made and that Harbert shall not be responsible for the completeness and accuracy of the information concerning 325 Capital contained in such filings, except to the extent that Harbert knows or has reason to believe that such information is inaccurate. Each Party will cooperate with the other, including by providing all necessary information, in order to facilitate the timely and accurate filing of all joint and individual filings. Subject to terms set forth above in this Section 5, each Party shall be responsible for its own regulatory filings, including any filing pursuant to Section 13(d) or Section 16 of the Exchange Act or any filing pursuant to the HSR Act (other than joint filings as set forth above), subject to reasonable prior review by and consultation with the other Party.

6.                  Termination. This agreement will terminate at 11:59 p.m. (New York time) on the first anniversary of the Effective Date, or upon the earlier of the (i) mutual written agreement of the Parties; provided that if one Party provides the other Party with written Notice of its desire for mutual written termination of the Agreement, such other Party’s consent to such mutual written termination shall not be unreasonably withheld, delayed or conditioned, (ii) execution by both Parties of a settlement or cooperation agreement with the Company, or (iii) completion of the Company's 2022 annual meeting of shareholders. In the event of termination, the Parties shall cooperate to take such actions as may be necessary or required publicly to disclose such termination and/or the consequences thereof, including, without limitation, amending any prior filings under the Exchange Act concerning the Company, Company Securities and/or the relationship between Harbert and 325 Capital. Sections 4 and 11 shall survive any termination of this agreement.

7.                  Relationship of the Parties. Nothing in this agreement shall be construed as creating (including, without limitation, for U.S. income tax purposes) any agency relationship, nor shall either Party, except as expressly set forth in this Agreement, (i) have the right, power or authority to create any obligation or duty, express or implied, on behalf of the other Party or (ii) have any fiduciary or other duties to the other Party. The relationship of the Parties pursuant to this Agreement shall be limited to carrying out the activities described in accordance with the terms of this Agreement.

8.                  Limitations on Liability. In no event shall any Party be liable to the other Party for any actions or activities undertaken by such other Party or its affiliates pursuant to this Agreement; provided, however, that a Party shall be liable for any such actions or activities arising out of such Party's or its affiliates' fraud, willful misconduct, gross negligence, or activities or actions prior to the date hereof or any liability or expense relating specifically to such Party.

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9.                  Notices. All notices permitted or required hereunder shall be in writing and delivered personally or sent by overnight express mail or courier or sent by electronic mail to the other Party at the address below (or at such other address as a Party shall designate in writing to the other Party in the manner specified herein) and shall be effective at the earlier of the date received or, if by electronic mail, upon sender's receipt of electronic confirmation of receipt if within normal business hours at the place notice was sent or, if thereafter, on the following business day.

If intended for Harbert:

Harbert Discovery Fund, LP

c/o Harbert Discovery Fund GP, LLC
2100 Third Avenue North, Suite 600

Birmingham, AL 35203

Attention: Kevin McGovern, Vice President and Associate General Counsel

kmcgovern@harbert.net

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Eleazer Klein, Esq.

eleazer.klein@srz.com

If intended for 325 Capital:

325 Capital LLC
200 Park Avenue, 17th Floor

New York, NY 10016

Attention: Dan Friedberg, Managing Member
dfriedberg@325Capital.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 6th Ave

New York, NY 10019

Attention: Elizabeth R. Gonzalez-Sussman, Esq.

egonzalez@olshanlaw.com

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10.              Further Assurances. Each Party hereby agrees to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions consistent with the terms of this agreement us may be reasonably necessary in order to accomplish the transactions contemplated by this Agreement.

11.              Miscellaneous. This Agreement (i) shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles, (ii) may not be assigned, amended, waived or modified except by a writing signed by each Party, (iii) may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument, (iv) is solely for the benefit of the Parties hereto and no other person shall have any rights hereunder and (v) represents the entire agreement between the Parties with respect to the subject matter of this agreement. For purposes of this agreement, the terms "beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Exchange Act. In addition, any legal action or proceeding arising out of the provisions of this Agreement or the Parties’ investment in the Company shall be brought and determined in the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York. To the extent required by applicable law, each of the Parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

HARBERT DISCOVERY FUND, LP

By:	/s/ Kevin McGovern
	Name:	Kevin McGovern
	Title:	Vice President and Associate General Counsel of Harbert Discovery Fund, GP, LLC, its General Partner

325 Capital LLC

By:	/s/ Daniel Friedberg
	Name:	Daniel Friedberg
	Title:	Managing Member

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